s filed with the Securities and Exchange Commission on December 23, 2004
Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________

ARCHER-DANIELS-MIDLAND COMPANY
(Exact name of registrant as specified in its charter)

Delaware                        41-0129150
(State of incorporation)               (I.R.S. Employer Identification Number)

4666 Faries Parkway
Decatur, Illinois 62526
(Address of principal executive offices)

ADM DEFERRED COMPENSATION PLAN
FOR SELECTED MANAGEMENT EMPLOYEES II
(Full title of the plan)

David J. Smith
Executive Vice President, Secretary and General Counsel
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
(Name, address and telephone number of agent for service)
________________________________________________________
Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed Maximum Offering price per share	Proposed maximum aggregate offering price (2)	Amount of Registration fee

Deferred Compensation
Obligations (1)      $25,000,000      100%       $25,000,000       $2,943

(1)
Obligations under the ADM Deferred Compensation Plan for Selected Management Employees II (the
“Deferred Compensation Plan II”) are unsecured obligations of Archer-Daniels-Midland Company to pay in the future the balance of vested deferred compensation accounts, the value of which will be adjusted to reflect the performance of the selected benchmark investment funds in accordance with the terms of the Deferred Compensation Plan II.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.

Part II - Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Archer-Daniels-Midland Company (the “Company”) are incorporated in this Registration Statement by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; and

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since June 30, 2004.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement if it is modified or superseded by a statement in a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Deferred Compensation Plan II permits certain eligible executives of the Company and certain of its subsidiaries to annually defer between 5% and 75% of their salary and have the amount deferred credited by book entry to deferred compensation accounts. The Deferred Compensation Plan II also provides that Company matching credits will be made to a participant’s account under the Deferred Compensation Plan II if and to the extent the participant’s employer matching contributions under the Company’s qualified retirement plan are reduced because of a reduction in the participant’s salary resulting from participation in the Deferred Compensation Plan II. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Company. The balance in each deferred compensation account is adjusted to reflect the investment experience of the selected investment funds, generally as if amounts credited to the account had actually been invested in the investment funds. Participants will have no ownership interest in any investment fund.

The obligations of the Company under the Deferred Compensation Plan II (the “Obligations”) are unsecured general obligations to pay in the future the balance of vested deferred compensation accounts, the value of which have been adjusted to reflect the performance of the selected benchmark investment funds in accordance with the terms of the Deferred Compensation Plan II. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, and are therefore subject to the risks of the Company’s insolvency. Obligations cannot be transferred in any way by a participant except by a designation of a beneficiary under the Deferred Compensation Plan II or to the personal representative, executor or administrator of the participant’s estate. The Obligations are not convertible into any security of the Company.

1

Participants can set up to five scheduled distribution accounts. Each scheduled distribution account will be paid in a lump-sum in January of the year designated by the participant. With respect to one of the scheduled distribution accounts, a participant can elect to receive installments over a period of up to five years instead of a lump-sum. Participants can further defer the payment by making a deferral election at least 12 months prior to the scheduled payment, provided the new payment year is at least five years after the scheduled payment year. Participants can also elect to have any scheduled distribution accounts paid six months after termination of employment (or in January of the year following termination, if later) if such termination occurs before the scheduled payment dates. The portion of the Obligations attributable to Company matching credits are generally payable upon the participant’s retirement or other termination of employment pursuant to the timing rules described above. Participants can also set up a retirement account that results in a lump-sum or installment payments over a two to 20 year period, or a combination of the above, as elected by the participant, to be paid six months after retirement (or in January of the year following retirement, if later).

The Company has established a trust to fund benefits payable under the Deferred Compensation Plan II, but is under no obligation to fund the trust (and may revoke the trust) until a “change in control” or a “potential change in control” (as the terms are defined in the Deferred Compensation Plan II) of the Company occurs. If there is a change in control or a potential change in control of the Company, the Company is required to contribute to the trust an amount equal to the then current balance of all deferred compensation accounts under the Deferred Compensation Plan II. Any assets held by the trust are subject to the claims of creditors of the Company or of its participating subsidiaries.

The Company may amend or terminate the Deferred Compensation Plan II at any time, except that for 24 months following a change in control of the Company, any amendment or termination must be approved by a majority of affected Deferred Compensation Plan II participants. No amendment or termination may reduce a participant’s vested account balance.

Item 5. Interests of Named Experts and Counsel

David J. Smith, Executive Vice President, Secretary and General Counsel of the Company, has given his opinion about certain legal matters affecting the Obligations registered under this Registration Statement. Mr. Smith is eligible to participate in the Deferred Compensation Plan II.

Item 6. Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement of the action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if the person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, the person is entitled to indemnity for such Expenses as the court deems proper. Delaware law also provides for mandatory

2

indemnification of any director or officer against Expenses to the extent such person has been successful in any proceeding covered by the statute.

Delaware law also permits (i) corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director’s or officer’s litigation expenses, including by means of a mandatory charter or bylaw provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, Delaware law provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

Article Fourteenth of the Company’s Certificate of Incorporation and Article VI of its Bylaws provide for the broad indemnification of the Company’s officers and directors and limit the personal monetary liability of the Company’s directors to the fullest extent permitted by Delaware law. The Company has also entered into indemnification contracts with certain of its directors and officers and maintains insurance coverage relating to certain liabilities of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit        Description
4.1
Composite Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the
quarter ended September 30, 2001 (File No. 1-44), filed November 13, 2001).

4.2
Bylaws, as amended and restated, of the Company (incorporated by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 1-44), filed May 12, 2000).

4.3
Deferred Compensation Plan for Selected Management Employees I (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed on August 20, 2001 (File No. 333-67962).

5	Opinion and consent of David J. Smith.
23.1	Consent of David J. Smith (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24	Powers of Attorney

3

Item 9. Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on December 23, 2004.

ARCHER-DANIELS-MIDLAND COMPANY

By:   /s/ David J. Smith
David J. Smith
Executive Vice President, Secretary and General Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 23, 2004.

/s/ G. Allen Andreas*
G. Allen Andreas
Chairman, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Douglas J. Schmalz
Douglas J. Schmalz
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Steven R. Mills
Steven R. Mills
Group Vice President and Controller
(Principal Accounting Officer)

Signature	Title
Alan L. Boeckmann*	Director
Mollie Hale Carter*	Director
Roger Joslin*	Director
Patrick J. Moore*	Director
M. Brian Mulroney*	Director
Thomas F. O’Neill*	Director
O. Glenn Webb*	Director
Kelvin R. Westbrook*	Director

* David J. Smith, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by each person.

                       By: /s/ David J. Smith
                  David J. Smith
                  Attorney-in-Fact

5

EXHIBIT INDEX

Exhibit	Description	Method of Filing
4.1	Composite Certificate of Incorporation, as amended, of the Company.	IBR
4.2	Bylaws, as amended and restated, of the Company.	IBR
4.3	Deferred Compensation Plan for Selected Management Employees I.	IBR
5	Opinion and consent of David J. Smith.	E
23.1	Consent of David J. Smith (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP.	E
24	Powers of Attorney.	E
Ledgend:	E = Electronic Filing IBR = Incorporated by Reference

6